Exhibit 99

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ANNOUNCES WORKFORCE REALIGNMENT ACTIONS

DEERFIELD, Ill., Jan. 6, 2011 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today announced a voluntary early retirement program for eligible employees and a focused workforce realignment in certain areas of the company.  These actions are expected to be substantially completed by the end of the second quarter of 2011.

“As we begin 2011, we are focused on aligning our resources with our strategic initiatives to make sure that we have the right skill sets in place to achieve our business objectives,” said Cody Phipps, president and chief operating officer. “It is critical that our workforce is well positioned to help enable the success of our customers and suppliers. In order to achieve this goal, we will continue to carefully manage staffing levels throughout the organization in line with business growth opportunities.  We believe these changes will allow us to make even greater progress on our key strategies, such as enabling e-business for our customers and suppliers and helping them grow.”

The company expects to record a 2010 fourth quarter pre-tax charge of approximately $9 million to $10 million in connection with these actions, which will affect approximately 150 positions. The pre-tax charges are comprised of severance and related expenses and will be charged against operating expenses. Cash outflows will occur primarily during 2011.  The company’s goal is to achieve annual run-rate savings of approximately $4 million to $5 million from these actions beginning in the second half of 2011.

In addition, the company changed its policy for vacation pay.  Previously, employees earned vacation in the current year to be paid in the subsequent year. The company has now adopted a policy in line with current best practices whereby the employee earns, and the company expenses and pays for, vacation time in the same year.  This new policy provides company-wide consistency to support career development for employees across all business units.  As a result of these changes, the company expects to record a reversal of its vacation pay liability of approximately $12 million in the fourth quarter of 2010.  This non-cash, pre-tax benefit will be recorded as an offset to operating expenses.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they provide; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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